Exhibit 15.1

Ste.2201, Yuehai Financial Center,

No. 21 Zhujiang West Road, Guangzhou

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Baird Medical Investment Holdings Limited on Form S-8 (FILE NO. No. 333-284206 and 333-294172) of our report dated April 24, 2026, with respect to our audits of the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2025 and 2024 and for the years ended December 31, 2023, 2024 and 2025, which reports are included in this Annual Report on Form 20-F of Baird Medical Investment Holdings Limited for the year ended December 31, 2025.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 24, 2026